Exhibit 10.18

LOAN AND SECURITY AGREEMENT

DATED AS OF JULY 30, 2008

BETWEEN

BLYTH VSH ACQUISITION CORPORATION,

AS LENDER

AND

FVA VENTURES, INC.,

AS BORROWER

AND

VISALUS HOLDINGS, LLC,

AS A GUARANTOR

INDEX OF EXHIBITS AND SCHEDULES

Schedule A -	Definitions
Schedule B -	Lender’s and Borrower’s Addresses for Notices
Schedule C -	Schedule of Documents
Schedule D -	Financial Covenants

Disclosure Schedule (3.2) -	Places of Business; Corporate Names
Disclosure Schedule (3.7) -	Stock; Affiliates
Disclosure Schedule (3.9) -	Taxes
Disclosure Schedule (3.11) -	ERISA
Disclosure Schedule (3.12) -	Litigation
Disclosure Schedule (3.13) -	Intellectual Property
Disclosure Schedule (3.15) -	Environmental Matters
Disclosure Schedule (3.16) -	Insurance
Disclosure Schedule (3.20)	Compliance with Laws
Disclosure Schedule (5(b)) -	Indebtedness
Disclosure Schedule (5(e)) -	Liens
Disclosure Schedule (6.1) -	Actions to Perfect Liens

Exhibit A -	Form of Notice of Revolving Credit Advance
Exhibit B -	Other Reports and Information
Exhibit C -	Form of Revolving Credit Note
Exhibit D -	Form of Secretarial Certificate
Exhibit E -	Form of Power of Attorney
Exhibit F -	Form of Certificate of Compliance

This LOAN AND SECURITY AGREEMENT is dated as of July 30, 2008 and agreed to by and between FVA VENTURES, INC., a California corporation (“Borrower”), VISALUS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”, and together with Borrower, collectively, and each individually as the context may require, are referred to herein as a “Credit Party”), and BLYTH VSH ACQUISITION CORPORATION, a Delaware corporation (“Lender”).

RECITALS

A. Borrower desires to obtain the Revolving Credit Loans from Lender and Lender is willing to provide the Revolving Credit Loans in accordance with the terms of this Agreement.

B. Borrower has agreed to secure all of its obligations under the Loan Documents by granting to Lender, a security interest in and lien upon substantially all of its existing and after-acquired personal property and to pledge to Lender, all of the Stock of its Subsidiaries to secure such obligations.

C. Holdings is willing to guarantee all of the obligations of Borrower to Lender under the Loan Documents and secure its guaranty by granting to Lender, a security interest in and lien upon substantially all of its existing and after-acquired personal property and to pledge to Lender, subject to Section 9.14 of this Agreement, all of the Stock of its domestic Subsidiaries, including the Stock of Borrower.

D. Capitalized terms used herein shall have the meanings assigned to them in Schedule A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Schedule A shall govern. All schedules, attachments, addenda and exhibits hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, constitute but a single agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	AMOUNT AND TERMS OF CREDIT

1.1 Loans. (a) Subject to the terms and conditions of this Agreement, from the Closing Date and until the Commitment Termination Date (i) Lender agrees to make available to Borrower advances (each, a “Revolving Credit Advance”) in an aggregate outstanding amount not to exceed the Borrowing Availability, and (ii) Borrower may at its request from time to time borrow, repay and reborrow, under this Section 1.1. The Revolving Credit Loan shall be evidenced by, and be repayable in accordance with the terms of, the Revolving Credit Note and this Agreement.

(b) Borrower shall request each Revolving Credit Advance by written notice to Lender substantially in the form of Exhibit A (each a “Notice of Revolving Credit Advance”) given no later than 11:00 A.M. New York City time on the Business Day of the proposed advance. Lender shall be fully protected under this Agreement in relying upon, and shall be entitled to rely upon, (i) any Notice of Revolving Credit Advance believed by Lender to be genuine, and (ii) the assumption that the Persons making electronic requests or executing and delivering a Notice of Revolving Credit Advance were duly authorized, unless the responsible individual acting thereon for Lender shall have actual knowledge to the contrary. As an accommodation to Borrower, Lender may permit telephonic, electronic or facsimile requests for a Revolving Credit Advance and electronic or facsimile transmittal of instructions, authorizations, agreements or reports to Lender by Borrower. Unless Borrower specifically directs Lender in writing not to accept or act upon telephonic, facsimile or electronic communications from Borrower, Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Lender by Borrower and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it. At the time it delivers any Notice of Revolving Credit Advance, Borrower shall deliver to Lender any changes to the disclosure schedules to this Agreement, a copy of which schedules shall be appropriately marked against the disclosure schedules previously delivered to Lender to identify such changes, and, upon Lender’s approval thereof in Lender’s sole discretion, the disclosure schedules hereto will be deemed amended to reflect such changes.

1.2 Term and Prepayment. (a) Upon the Commitment Termination Date the obligation of Lender to make Revolving Credit Advances and extend other credit hereunder shall immediately terminate and Borrower shall pay to Lender in full, in cash: (i) all outstanding Revolving Credit Advances and all accrued but unpaid interest thereon; and (ii) all other non-contingent Obligations due to or incurred by Lender.

(b) If the outstanding balance of the Revolving Credit Loan shall at any time exceed the Borrowing Availability, including without limitation, if applicable, due to the Maximum Amount being reduced as contemplated by the definition thereof, then Borrower shall immediately repay the Revolving Credit Loan in the amount of such excess.

(c) Borrower shall have the right, at any time upon five (5) days’ prior written notice to Lender to (i) terminate voluntarily Borrower’s right to receive or benefit from, and Lender’s obligation to make Revolving Credit Advances, and (ii) prepay all of the Obligations. The effective date of termination of the Revolving Credit Loan specified in such notice shall be the Commitment Termination Date.

1.3 Use of Proceeds. Borrower shall use the proceeds of the Revolving Credit Loans for working capital and other general corporate purposes.

1.4 Single Loan. The Revolving Credit Loans and all of the other Obligations of Borrower to Lender shall constitute one general obligation of Borrower secured by all of the Collateral.

1.5 Interest. (a) Borrower shall pay interest to Lender on the aggregate outstanding Revolving Credit Advances (i) at a floating rate equal to the non-default rate per annum charged from time to time with respect to Base Rate Loans (as defined in the current Blyth Credit Agreement) (or such rate that would be charged at any applicable time if such Base Rate Loans or other prime loans, as applicable, were then outstanding at such time) or such other loans under the applicable Blyth Credit Agreement based on the “prime rate” or (ii) if no Blyth Credit Agreement is in existence, at a floating rate equal to the JPMorgan Chase Bank N.A. prime rate as announced from time to time (in each case, the “Revolving Credit Rate”). All computations of interest shall be made by Lender on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. In no event will Lender charge interest at a rate that exceeds the highest rate of interest permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.

(b) Interest shall be payable on the outstanding Revolving Credit Advances (i) in arrears for the preceding calendar quarter on the last day of each calendar quarter, (ii) on the Commitment Termination Date, and (iii) if any interest accrues or remains payable after the Commitment Termination Date, upon demand by Lender.

(c) Effective upon the occurrence of any Event of Default and for so long as any Event of Default shall be continuing, the Revolving Credit Rate shall automatically be increased by two percentage points (2%) per annum (such increased rate, the “Default Rate”), and all outstanding Obligations shall continue to accrue interest from the date of such Event of Default at the Default Rate applicable to such Obligations.

(d) If any interest or any other payment to Lender under this Agreement becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

1.6 Mandatory Prepayment. On the last day of each calendar month after the Closing Date, if the Credit Parties, in the aggregate, maintain cash and Cash Equivalents (excluding the proceeds of the Preferred Interest Purchase Price (as such term is defined in the Purchase Agreement)) in excess of an amount to be agreed upon by Borrower and Lender on a monthly basis at the time the applicable Financial Statements are delivered by Borrower to Lender at the end of each month pursuant to Section 4.1, which amount will initially be $1,500,000 (such amount, at any particular time, the “Cash Amount”), then, within three days after the last day of such calendar month, the Borrower shall (a) repay the outstanding Revolving Credit Loans in an amount equal to the amount necessary to cause the Credit Parties, in the aggregate, to maintain cash and Cash Equivalents (excluding, if applicable, the proceeds of the Preferred Interest Purchase Price) of not more than the Cash Amount after giving effect to such repayment and (b) deliver to Lender a confirmation of an authorized officer certifying as to the amount of any repayment and the cash and Cash Equivalents being maintained by the Credit Parties after giving effect to such repayment.

1.7 Reserved.

1.8 Receipt of Payments. Borrower shall make each payment under this Agreement (not otherwise made pursuant to Section 1.9) without set-off, counterclaim or deduction and free and clear of all Taxes not later than 2:00 P.M. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to the Collection Account. If Borrower shall be required by law to deduct any Taxes from any payment to Lender under any Loan Document, then the amount payable to Lender shall be increased so that, after making all required deductions, Lender receives an amount equal to that which it would have received had no such deductions been made. Borrower will furnish to Lender within 45 days after the date of the payment of any Taxes due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower. For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. New York time. Payments received after 2:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

1.9 Application and Allocation of Payments. During the continuance of an Event of Default, Borrower irrevocably agrees that Lender shall have the continuing and exclusive right to apply any and all payments against the then due and payable Obligations in such order as Lender may deem advisable. Lender is authorized to, and at its option may (without prior notice or precondition and at any time or times), but shall not be obligated to, make or cause to be made Revolving Credit Advances on behalf of Borrower for: (a) payment of all Fees, expenses, indemnities, charges, costs, principal, interest, or other Obligations owing by Borrower under this Agreement or any of the other Loan Documents, (b) the payment, performance or satisfaction of any of Borrower’s obligations with respect to preservation of the Collateral, or (c) any premium in whole or in part required in respect of any of the policies of insurance required by this Agreement, even if the making of any such Revolving Credit Advance causes the outstanding balance of the Revolving Credit Loan to exceed the Borrowing Availability, and Borrower agrees to repay immediately, in cash, any amount by which the Revolving Credit Loan exceeds the Borrowing Availability.

1.10 Accounting. Lender is authorized to record on its books and records the date and amount of each Revolving Credit Loan and each payment of principal thereof and such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. Lender shall provide Borrower on a monthly basis a statement and accounting of such recordations but any failure on the part of the Lender to keep any such recordation (or any errors therein) or to send a statement thereof to Borrower shall not in any manner affect the obligation of Borrower to repay any of the Obligations. Except to the extent that Borrower shall, within thirty (30) days after such statement and accounting is sent, notify Lender in writing of any objection Borrower may have thereto (stating with particularity the basis for such objection), such statement and accounting shall be deemed final, binding and conclusive upon Borrower, absent manifest error.

1.11 Indemnity. Borrower and each other Credit Party executing this Agreement jointly and severally agree to indemnify and hold Lender and its Affiliates, and their respective employees, attorneys and agents (each, an “Indemnified Person”), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, this Agreement and the other Loan Documents or any other documents or transactions contemplated by or referred to herein or therein and any actions or failures to act with respect to any of the foregoing, including any and all product liabilities, Environmental Liabilities, Taxes and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”), except to the extent that any such Indemnified Liability is finally determined by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY CREDIT PARTY, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

2.	CONDITIONS PRECEDENT

2.1 Conditions to the Initial Loans. Lender shall not be obligated to make any of the Revolving Credit Loans or to perform any other action hereunder, until the following conditions have been satisfied in a manner satisfactory to Lender in its sole discretion, or waived in writing by Lender:

(a) the Loan Documents to be delivered on or before the Closing Date shall have been duly executed and delivered by the appropriate parties, all as set forth in the Schedule of Documents (Schedule C);

(b) all of the obligations of Borrower to the Persons listed on Schedule 2.1(b) under its financing documentation as in effect immediately prior to the Closing Date will be performed and paid in full from the proceeds of the initial Revolving Credit Loans and all Liens, if any, upon any of the property of any Credit Party in respect thereof shall have been terminated immediately upon such payment;

(c) Lender shall have received evidence satisfactory to it that the insurance policies provided for in Section 3.16 are in full force and effect, together with appropriate evidence showing loss payable or additional insured clauses or endorsements in favor of Lender as required under such Section; and

(d) Lender shall have received an opinion(s) of counsel to the Borrower with respect to the Loan Documents in form and substance satisfactory to Lender.

2.2 Further Conditions to the Loans. Lender shall not be obligated to fund any Revolving Credit Loan (including the initial Revolving Credit Loans), if, as of the date thereof:

(a) any representation or warranty by any Credit Party contained herein or in any of the other Loan Documents shall be untrue or incorrect in any material respect as of such date, except (i) to the extent that any such representation or warranty is expressly stated to relate to a specific earlier date, in which case, such representation and warranty shall be true and correct in all material respects as of such earlier date and (ii) to the extent that any such representation or warranty (including the representations and warranties referred to in clause (i)) is qualified by materiality, such representation and warranty shall be true and correct in all respects; or

(b) any event or circumstance that has had or reasonably could be expected to have a Material Adverse Effect shall have occurred since the Closing Date; or

(c) any Default shall have occurred and be continuing or would result after giving effect to such Revolving Credit Loan; or

(d) after giving effect to such Revolving Credit Loan, the Revolving Credit Loan would exceed the Borrowing Availability.

The request and acceptance by Borrower of the proceeds of any Revolving Credit Loan shall be deemed to constitute, as of the date of such request and the date of such acceptance, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a restatement by Borrower of each of the representations and warranties made by it in any Loan Document and a reaffirmation by Borrower of the granting and continuance of Lender’s Liens pursuant to the Loan Documents.

3.	REPRESENTATIONS, WARRANTIES AND AFFIRMATIVE COVENANTS

To induce Lender to enter into this Agreement and to make the Revolving Credit Loans, Borrower and each other Credit Party executing this Agreement represent and warrant to Lender (each of which representations and warranties shall survive the execution and delivery of this Agreement), and promise to and agree with Lender until the Termination Date as follows:

3.1 Corporate Existence: Compliance with Contractual Obligations. Each Credit Party: (a) is, as of the Closing Date, and will continue to be (i) a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) duly qualified to do business and in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (iii) in compliance with all Contractual Obligations, except to the extent failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) has and will continue to have the requisite corporate, limited liability or limited partnership (as applicable) power and authority and the legal right to execute, deliver and perform its obligations under the Loan Documents, and to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore or proposed to be conducted.

3.2 Executive Offices: Corporate or Other Names. As of the Closing Date: (a) each Credit Party’s name as it appears in official filings in the state of its incorporation or organization, (b) the type of entity of each Credit Party, (c) the organizational identification number issued by each such Credit Party’s state of incorporation or organization or a statement that no such number has been issued, (d) each Credit Party’s state of organization or incorporation, and (e) the location of each Credit Party’s chief executive office, corporate offices, warehouses, other locations of Collateral and locations where records with respect to Collateral are kept (including in each case the county of such locations) are as set forth in Disclosure Schedule (3.2) and, except as set forth in such Disclosure Schedule, such locations have not changed during the preceding twelve months. As of the Closing Date, during the prior five years, except as set forth in Disclosure Schedule (3.2), no Credit Party has been known as or conducted business in any other name (including trade names). Each Credit Party has only one state of incorporation or organization.

3.3 Corporate Power: Authorization: Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, and the creation of all Liens provided for herein and therein: (a) are and will continue to be within such Credit Party’s power and authority; (b) have been and will continue to be duly authorized by all necessary or proper action; (c) are not and will not be in violation of any Requirement of Law or Contractual Obligation of such Credit Party; (d) do not and will not result in the creation or imposition of any Lien (other than Permitted Encumbrances) upon any of the Collateral; and (e) do not and will not require the consent or approval of any Governmental Authority or any other Person. As of the Closing Date, each

Loan Document shall have been duly executed and delivered on behalf of each Credit Party party thereto, and each such Loan Document upon such execution and delivery shall be and will continue to be a legal, valid and binding obligation of such Credit Party, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

3.4 Financial Statements and Projections; Books and Records. (a) The following financial statements have been delivered by Borrower and Holdings, as applicable, to Lender prior to the Closing Date: (i) Borrower’s audited, non-consolidated balance sheet for the fiscal years ended December 31, 2006 and December 31, 2007 and the related non-consolidated statements of income and cash flows for the periods then ended (the “Audited Financials”): (ii) Borrower’s unaudited, non-consolidated balance sheet for the five month period ended May 31, 2008 (the “FVA Balance Sheet”) and (iii) the unaudited, non-consolidated balance sheet of Holdings for the fiscal year ended December 31, 2007 and the related unaudited, non-consolidated income statement for the period then ended, and the unaudited, consolidated balance sheet of Holdings for the fiscal year ended December 31, 2007 and the related unaudited, consolidated income statement for the period then ended (collectively, the “Unaudited Holdings Financials”). The Audited Financials have been prepared in accordance with GAAP and fairly present the financial position, results of operations and cash flows of Borrower, on a non- consolidated basis, as of the dates and for the periods indicated. The Unaudited Holdings Financials have been prepared by management of the Company in accordance with GAAP (except for the absence of footnote disclosure and any year end audit adjustments) and fairly present the financial position, results of operations and cash flows of Holdings, on a non- consolidated basis, as of the dates and for the periods indicated. The FVA Balance Sheet has been prepared by management of the Company.

(b) The Financial Statements (other than the Financial Statements referred to in paragraph (a) above) delivered by each of Holdings and Borrower to Lender, for its most recently ended Fiscal Year and Fiscal Month, are true, correct and complete and reflect fairly and accurately, in all material respects, the financial condition of Borrower and Holdings, as applicable as of the date of each such Financial Statement in accordance with GAAP (except for the absence of footnote disclosure and any year end audit adjustments with respect to any interim Financial Statements). The Projections most recently delivered by Borrower to Lender have been prepared in good faith, with care and diligence and use assumptions that are reasonable under the circumstances at the time such Projections were prepared and as of the date delivered to Lender and all such assumptions are disclosed in the Projections.

(c) Borrower and each other Credit Party shall keep adequate Books and Records with respect to the Collateral and its business activities in which proper entries, reflecting all consolidated and consolidating financial transactions, and payments and credits received on, and all other dealings with, the Collateral, will be made in accordance with GAAP and all Requirements of Law and on a basis consistent with the Financial Statements.

3.5 Material Adverse Change. Between the date of Borrower’s most recently audited Financial Statements delivered to Lender and the Closing Date: (a) no Credit Party has incurred any obligations, contingent or non- contingent liabilities, or liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Projections delivered on the Closing Date and which could, alone or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) no events have occurred that alone or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect. No Requirement of Law or Contractual Obligation of any Credit Party has or have had or could reasonably be expected to have a Material Adverse Effect. No Credit Party is in default, and to such Credit Party’s knowledge no third party is in default, under or with respect to any of its Contractual Obligations, that alone or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

3.6 Real Estate: Property. Except as permitted by the Purchase Agreement, the Credit Parties will not execute any material agreement or contract after the date hereof in respect of any real estate of the Credit Parties leased or used in their business as of the date hereof without giving Lender prompt prior written notice thereof. Each Credit Party holds and will continue to hold good title to all of its tangible personal properties and assets, and valid and insurable leasehold interests in all of its leases (both as lessor and lessee, sublessee or assignee), and none of the properties and assets of any Credit Party are or will be subject to any Liens, except Permitted Encumbrances. As of the Closing Date, the Credit Parties do not own any real property.

3.7 Ventures, Subsidiaries and Affiliates: Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.7), as of the Closing Date no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party (including all rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock) as of the Closing Date is owned by each of the Stockholders (and in the amounts) set forth in Disclosure Schedule (3.7). All outstanding Indebtedness of each Credit Party as of the Closing Date is described in Disclosure Schedule (5(b)).

3.8 Government Regulation: Margin Regulations. No Credit Party is subject to or regulated under any Federal or state statute, rule or regulation that restricts or limits such Person’s ability to incur Indebtedness, pledge its assets, or to perform its obligations under the Loan Documents. The making of the Revolving Credit Loans, the application of the proceeds and repayment thereof, and the consummation of the transactions contemplated by the Loan Documents do not and will not violate any Requirement of Law. No Credit Party is engaged, nor will it engage, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and hereafter in effect (such securities being referred to herein as “Margin Stock”). No Credit Party owns any Margin Stock, and none of the proceeds of the Revolving Credit Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock. No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.9 Taxes: Charges. Except as disclosed in Disclosure Schedule (3.9) all income tax and other material tax returns required by any Governmental Authority to be filed by any Credit Party have, as of the Closing Date, been timely filed and will, until the Termination Date, be timely filed with the appropriate Governmental Authority and no tax Lien has been filed against any Credit Party or any Credit Party’s property. Such tax returns, reports and statements accurately reflect in all material respects all liability for Charges of the Credit Parties for the periods covered thereby. Credit Parties have paid, or will pay, within the time and in the manner prescribed by applicable law, all material Taxes due and payable (whether or not shown on any tax return). Proper and accurate amounts have been and will be withheld by Borrower and each other Credit Party from their respective employees for all periods in material compliance with all Requirements of Law and such withholdings have and will be timely paid to the appropriate Governmental Authorities. Disclosure Schedule (3.9) sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described on Disclosure Schedule (3.9), none of the Credit Parties or their respective predecessors are liable for any material Charges: (a) under any agreement (including any tax sharing agreements or agreement extending the period of assessment of any Charges) or (b) to each Credit Party’s knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which could reasonably be expected to have a Material Adverse Effect. No Credit Party has entered into an agreement or wavier or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes.

3.10 Payment of Obligations. Each Credit Party has paid, discharged or otherwise satisfied, and will continue to pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Charges and other obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Credit Party and none of the Collateral is or could reasonably be expected to become subject to any Lien or forfeiture or loss as a result of such contest.

3.11 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other existing ERISA Events, could reasonably be expected to result in a liability of any Credit Party of more than the Minimum Actionable Amount. Except as disclosed in Disclosure Schedule (3.11), the present value of all accumulated benefit obligations of the Credit Parties under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent Financial Statements reflecting such amounts, exceed the fair market value of the assets of such Plan by more than the Minimum Actionable Amount, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Account Standards No. 87) did not, as of the date of the most recent Financial Statements reflecting such amounts, exceed the fair market value of the assets of such underfunded Plans by more than the Minimum Actionable Amount. No Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any Withdrawal Liability in excess of the Minimum Actionable Amount.

3.12 Litigation. No Litigation is pending or, to the knowledge of any Credit Party, threatened by or against any Credit Party or against any Credit Party’s properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect. Except as set forth in Disclosure Schedule (3.12), as of the Closing Date there is no Litigation pending or threatened against any Credit Party that seeks damages in excess of $100,000 or injunctive relief or alleges criminal misconduct of any Credit Party. Each Credit Party shall notify Lender promptly in writing upon learning of the existence, threat or commencement of any Litigation against any Credit Party, any ERISA Affiliate or any Plan or any allegation of criminal misconduct against any Credit Party.

3.13 Intellectual Property. As of the Closing Date, all material Intellectual Property owned or used by any Credit Party is listed (excluding readily available “off the shelf,” “shrink wrapped” software), together with application or registration numbers, where applicable, in Disclosure Schedule (3.13). Each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license could not reasonably be expected to have a Material Adverse Effect. Each Credit Party will maintain the patenting and registration of all Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate Governmental Authority and each Credit Party will promptly patent or register, as the case may be, all new Intellectual Property material to the business of any Credit Party and notify Lender in writing five (5) Business Days prior to filing any such new patent or registration.

3.14 Full Disclosure. No factual information, taken as a whole, contained in any Loan Document, the Financial Statements or any written statement furnished by or on behalf of any Credit Party under any Loan Document, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, taken as a whole, not misleading in light of the circumstances under which they were made. For the avoidance of doubt, the parties acknowledge that the Projections, financial forecasts and estimates and information of a general industry or economic nature are not facts and not subject to the provisions of this Section 3.14.

3.15 Environmental Protection. (a) Except as set forth in Disclosure Schedule (3.15) or as would not reasonably be expected to have a Material Adverse Effect:

(i)

Each Credit Party has complied in all material respects with all applicable Environmental Laws. Each Credit Party has prepared and filed with the appropriate Governmental Authorities all reports, notifications, and filings required pursuant to any applicable Environmental Laws for the operation of each Credit Party and the operation or occupation of each real property location owned, leased or occupied by each Credit Party (the “Real Property”) including any such as are required as a result of the transactions contemplated hereby. Since January 1, 2007, no Credit Party has received any notice or other information regarding any actual or alleged violation of, any actual or potential Environmental

Liabilities under, or any corrective or remedial obligation under, any Environmental Law and to the knowledge of each Credit Party, no basis for any such notice exists. No Credit Party has been notified that it is potentially responsible or liable, or received any requests for information or other correspondence concerning any site or facility, under the applicable Environmental Laws. No Credit Party has entered into or received any consent, decree, compliance order, or administrative order pursuant to all applicable Environmental Laws.

(ii)	Each Credit Party holds all environmental permits necessary to conduct its operations including any such environmental permits as are required as a result of the transactions contemplated hereby. Disclosure Schedule 3.15 contains a true, complete and accurate list of all such environmental permits and, where applicable, their expiration dates. The Credit Parties do not have any reason to believe that any such environmental permits (A) will not be renewed, or (B) will be renewed under terms that are reasonably likely to have a Material Adverse Effect.

(iii)	No Credit Party has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance including without limitation any Materials of Environmental Concern, or operated any property or facility (and no such property or facility, including the Real Property, is contaminated by any such substance) in a manner that has given rise to Environmental Liabilities pursuant to any applicable Environmental Laws, including any Environmental Liabilities for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations.

(b) There are no reports, studies, assessments, audits, and other similar documents in the possession or control of the Credit Parties that address any issues of actual or potential noncompliance with or actual or potential Environmental Liabilities under, any Environmental Laws that may affect any Credit Party as of the Closing Date. Copies of all such reports have been provided or made available to Lender prior to the signing hereof.

(c) None of the matters set forth in Disclosure Schedule 3.15, or any aggregation thereof, could reasonably be expected to result in a Material Adverse Effect.

3.16 Insurance. As of the Closing Date, Disclosure Schedule (3.16) lists all policies of casualty, liability and business interruption insurance, if any, maintained for current occurrences by each Credit Party. Each Credit Party shall deliver to Lender endorsements to all of its and those of its domestic Subsidiaries other than PathConnect (a) “All Risk” and business interruption insurance policies naming Lender loss payee, and (b) general liability and other liability policies naming Lender as an additional insured. All policies of insurance on real and personal property, will contain an endorsement, in form and substance acceptable to Lender, showing loss payable to Lender (Form 438 BFU or equivalent) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Lender, will provide that the insurance companies will give Lender at least thirty (30) days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of Borrower or any other Person shall affect the right of Lender to recover under such policy or policies of insurance in case of loss or damage. Each Credit Party shall direct all present and future insurers under its “All Risk” policies of insurance to pay all proceeds payable thereunder directly to Lender. If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Lender jointly, Lender may endorse such Credit Party’s name thereon and do such other things as Lender may deem advisable to reduce the same to cash. Lender reserves the right at any time, upon review of each Credit Party’s risk profile, to require additional forms and limits of insurance.

3.17 Intentionally Omitted.

3.18 Accounts and Inventory. Borrower has not made, and will not make, any agreement with any Account Debtor for any extension of time for the payment of any Account, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except in the ordinary course of its business consistent with historical practice. With respect to the Accounts pledged as collateral pursuant to any Loan Document (a) the amounts shown on all invoices, statements and reports that may be delivered to the Lender with respect thereto are actually and absolutely owing to the relevant Credit Party as indicated thereon and are not in any way contingent; and (b) to Borrower’s knowledge all Account Debtors have the capacity to contract.

3.19 Conduct of Business. Except as otherwise permitted by Sections 5(a) and 5(f) or as contemplated by the Purchase Agreement, each Credit Party (a) shall conduct its business substantially as now conducted or as otherwise permitted hereunder, and (b) shall at all times maintain, preserve and protect all of the Collateral and such Credit Party’s other property, used or useful in the conduct of its business and keep the same in good repair, working order and condition and make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices.

3.20 Compliance with Laws. Except as set forth in Disclosure Schedule (3.20):

(a) Each Credit Party is and will continue to be in compliance, in all material respects, with, and has not violated in any material respect, any order, writ, injunction or Law of any Governmental Authority applicable to it or to its assets, properties, business or operations. The conduct by each Credit Party of its business is in compliance, in all material respects, with, and has not violated in any material respect any Law. Except as set forth on Disclosure Schedule (3.20(a)) (collectively, the “Material Permits”), as of the Closing Date, no Permit, is material to or necessary for the conduct of each Credit Party’s business. Each Credit Party has each Material Permit and all of such Material Permits are in full force and effect. No violations are recorded in respect of any Material Permit and no proceeding is pending, or to the knowledge of the Credit Parties threatened, (i) to revoke or limit any Material Permit or (ii) alleging any failure to have all Material Permits required to operate the business of each of the Credit Parties. None of the transactions contemplated by this Agreement will terminate, violate or limit the effectiveness of any Material Permit or cause any Material Permit to not be renewed; (b) No Credit Party is in receipt of, notice of, or subject to, or has any knowledge concerning, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action or other compliance or enforcement action by the FDA, FTC or other Governmental Authority, in each case, relating to the Products or to the facilities in which the Products are designed, manufactured, merchandised, serviced, distributed, sold, delivered or handled; (c) no Credit Party has made any false statement in, or omission from, the applications, approvals, reports or other submissions to the FDA, the FTC or other Governmental Authority or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA, the FTC or other Governmental Authority relating to the Products; (d) to the Credit Parties’ knowledge, no Other Party has made any false statement in, or omission from, any report, study, or other documentation prepared in conjunction with the applications, approvals, reports or records submitted to or prepared for the FDA, the FTC or other Governmental Authority relating to the Products; (e) no Credit Party, nor, to any Credit Party’s knowledge, any Other Party has made or offered any payment, gratuity or other thing of value that is prohibited by any applicable law or regulation to any personnel of the FDA, the FTC or any other Governmental Authority (or any Person directly or indirectly associated with or related to any such personnel) in connection with the approval or regulatory status of the Products or the facilities in which the Products are designed, manufactured, merchandised, serviced, distributed, sold, delivered or handled; (f) each Credit Party, and to such Credit Party’s knowledge, each Other Party, are in compliance with all applicable regulations and requirements of the FDA, the FTC and other Governmental Authorities relating to the Products, including, without limitation, any good manufacturing or handling practices, requirements for demonstrating and maintaining the safety and efficacy of the Products, export or import requirements, certificates of export, requirements for investigating customer complaints and inquiries, labeling requirements and protocols (including, without limitation, requirements for substantiation of marketing, advertising or labeling claims, requirements which prohibit “drug” claims or which require that the FDA receive notice of structure/function claims or pre-market notification of new dietary ingredients), labeling or registration requirements of any foreign jurisdiction into which the Products are shipped or sold, shipping requirements, monitoring requirements, packaging or repackaging requirements, laboratory controls, sterility requirements, inventory controls and storage and warehousing procedures; (g) all Products comply in all material respects with current FDA and FTC requirements and the requirements of other Governmental Authorities and were handled by the Credit Parties, and, to the Credit Parties’ knowledge, each Other Party, in conformity with current FDA requirements and the requirements of other Governmental Authorities; and (h) No Credit Party has received any notification, written or verbal from the FDA, the FTC, FDA or FTC personnel or any other Governmental Authority indicating that any Product is unsafe or ineffective for its intended use, or which questioned or requested the support or substantiation for any such claims. Each Credit Party has not, and to the Credit Parties’ knowledge no Other Party has, shipped or sold any Products into any jurisdictions without first having obtained all requisite approvals, registrations and permissions from the FDA, the FTC and any other Governmental Authority. Each Credit Party has not, and to such Credit Party’s knowledge no Other Party has, made claims with respect to any Products which are “drug” claims or would cause such Products to be deemed misbranded. There are no pending or outstanding: (1) warning letters or other regulatory letters or sanctions; (2) inspectional observations or establishment inspection reports; (3) field notifications or alerts; (4) import alerts, holds or detentions received by the Credit Parties from the FDA or any Governmental Authority relating to the Products that assert ongoing material lack of compliance with any such laws by the Credit Parties or, to the Credit Parties’ knowledge, any Other Party. Each Credit Party has made available to Lender correct and complete copies, or summaries of, all: (1) adverse event reports; (2) material customer complaints; and (3) medical incident reports, in each case, solely to the extent relating to any of the Products for the previous three (3) years, which are in the possession or control of such Credit Party.

3.21 Product Warranties: Returns. No Credit Party is aware of any basis for product warranty claims which would result in costs materially in excess of the reserve for product warranty claims set forth on the face of the most recent annual consolidated balance sheet (rather than in any notes thereto) of Holdings and Borrower as adjusted for the passage of time through the Closing Date, or the date of a Revolving Credit Advance thereafter, as applicable, in accordance with the past custom and practice of the Credit Parties. No product manufactured, sold or distributed by any Credit Party is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale and those imposed by applicable Law. No Credit Party has any material liability arising out of any injury to Persons or property as a result of the ownership, use or possession of any products manufactured, sold or distributed by the Credit Parties. The products manufactured, sold or distributed by the Credit Parties have been, in all material respects, in conformity with all applicable contractual commitments and all express warranties and, to the knowledge of the Credit Parties, all implied warranties.

3.22 Anti-Terrorism Laws. (a) Neither Borrower nor, to the knowledge of Borrower, any of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended and extended; (b) Neither Borrower nor, to the knowledge of Borrower, any Affiliate or other agent of Borrower acting or benefiting in any capacity in connection with the Revolving Credit Loan is any of the following: (1) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (2) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (3) a person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (4) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or (5) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list; and (c) neither Borrower nor, to the knowledge of Borrower, any agent of any Affiliate acting in any capacity in connection with the Revolving Credit Loan: (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clause (b) above, (2) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (3) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

3.23 Further Assurances. At any time and from time to time, upon the written request of Lender and at the sole expense of Borrower, Borrower and each other Credit Party shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Lender may reasonably deem desirable (a) to obtain the full benefits of this Agreement and the other Loan Documents, (b) to protect, preserve and maintain Lender’s rights in any Collateral, subject to Section 6.1 (b), or (c) to enable Lender to exercise all or any of the rights and powers herein granted.

4.	FINANCIAL MATTERS; REPORTS

4.1 Reports and Notices. From the Closing Date until the Termination Date, Borrower shall deliver to Lender:

(a) within thirty (30) days following the end of each Fiscal Month, the Financial Statements for such Fiscal Month, which shall provide (i) comparisons to budget and actual results for (A) the current month and (B) year to date and (ii) comparisons of the current month to the prior month and (iii) comparisons of the current year to date to the same period for the prior year to date, and accompanied by a certification in the form of Exhibit F by the Chief Executive Officer or Chief Financial Officer of Borrower that such Financial Statements are complete and correct in all material respects, that there was no Default (or specifying those Defaults of which he or she was aware), and showing in reasonable detail the calculations used in determining compliance with the financial covenants hereunder;

(b) within ninety (90) days following the close of each Fiscal Year, the Financial Statements for such Fiscal Year certified without qualification by an independent certified accounting firm reasonably acceptable to Lender, which shall provide comparisons to the prior Fiscal Year, and shall be accompanied by (i) a statement in reasonable detail showing the calculations used in determining compliance with the financial covenants hereunder, (ii) a report from Borrower’s accountants to the effect that in connection with their audit examination nothing has come to their attention to cause them to believe that an Event of Default has occurred or specifying those Events of Default of which they are aware, and (iii) any management letter that may be issued;

(c) not less than thirty (30) days subsequent to the beginning of each Fiscal Year, the Projections, which will be prepared by Borrower in good faith, based on assumptions that are reasonable at the time such Projections are prepared;

(d) after the last day of each calendar month following the Closing Date, if Borrower is not required to make a mandatory prepayment of the Revolving Credit Loans pursuant to Section 1.6, then an authorized officer of the Borrower shall deliver a confirmation to Lender stating that Borrower does not have on deposit cash and Cash Equivalents in excess of the Cash Amount as of the last day of the immediately preceding calendar month; and

(f) all the reports and other information set forth in Exhibit B in the time frames set forth therein.

4.2 Financial Covenants. Borrower shall not breach any of the financial covenants set forth in Schedule D. For purposes of Section 7.1, a breach of a financial covenant set forth in Schedule D shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Lender.

4.3 Other Reports and Information. Borrower shall advise Lender promptly, in reasonable detail, of: (a) any Lien, other than Permitted Encumbrances, attaching to or asserted against any of the Collateral or any occurrence causing a material loss or decline in value of any Collateral and the estimated (or actual, if available) amount of such loss or decline; (b) any material change in the composition of the Collateral; and (c) the occurrence of any Default or other event that has had or could reasonably be expected to have a Material Adverse Effect. Borrower shall, upon request of Lender, furnish to Lender such other reports and information in connection with the affairs, business, financial condition, operations, prospects or management of any Credit Party or the Collateral as Lender may request, all in reasonable detail.

5.	NEGATIVE COVENANTS

Each Credit Party executing this Agreement covenants and agrees (for itself and each other Credit Party) that, without Lender’s prior written consent, from the Closing Date until the Termination Date, no such Credit Party shall, directly or indirectly, by operation of law or otherwise:

(a) except as otherwise contemplated by the Purchase Agreement, form any Subsidiary or merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or make any investment in (other than any investment by a Credit Party in another Credit Party or in PathConnect or investment in Cash Equivalents) or, except as provided in clause 5(c) below, loan or advance to, any Person;

(b) cancel any debt owing to it, other than in the ordinary course of business and consistent with past practice, or create, incur, assume or permit to exist any Indebtedness, except: (i) the Obligations, (ii) Indebtedness existing as of the Closing Date set forth in Disclosure Schedule 5(b), (iii) deferred taxes, (iv) by endorsement of Instruments or items of payment for deposit to the general account of such Credit Party, (v) for Guaranteed Indebtedness incurred for the benefit of Borrower if the primary obligation is permitted by this Agreement, (vi) additional Indebtedness (including Purchase Money Indebtedness) incurred after the Closing Date in an aggregate outstanding amount for all such Credit Parties combined not exceeding $100,000, (vii) Indebtedness of a Credit Party owing to another Credit Party, (viii) Indebtedness incurred in the ordinary course of business and consistent with past practice, under any credit card (including American Express) not to exceed $450,000 at any time outstanding and (ix) Indebtedness incurred in the ordinary course of business and consistent with past practice, in connection with any agreement between any Credit Party and any of its suppliers and distributors not to exceed $150,000 at any time outstanding;

(c) except as otherwise contemplated by the Purchase Agreement, enter into any lending, borrowing or other commercial transaction with any of its employees, directors, Affiliates or any other Credit Party on terms less advantageous to such Credit Party than could be obtained on an arm’s length basis other than (i) loans or advances to employees in the ordinary course of business in an aggregate outstanding amount not exceeding $100,000 and (ii) intercompany advances or loans between Credit Parties and between a Credit Party and PathConnect;

(d) (i) make any changes in any of its business objectives, purposes, or operations that could reasonably be expected to adversely affect repayment of the Obligations or could reasonably be expected to have a Material Adverse Effect or (ii) except as otherwise contemplated by the Purchase Agreement, engage in any business other than that presently engaged in or proposed to be engaged in the Projections delivered to Lender on the Closing Date other than reasonable extensions of such lines of business or (iii) amend its charter or by-laws or other organizational documents in a manner adverse to Lender;

(e) create or permit any Lien on any of its properties or assets, except for Permitted Encumbrances;

(f) except as otherwise contemplated by the Purchase Agreement, sell, transfer, issue, convey, assign or otherwise dispose of any of its assets or properties, including its Accounts or any shares of its Stock or engage in any sale-leaseback, synthetic lease or similar transaction (provided, that the foregoing shall not prohibit the sale of Inventory or obsolete or unnecessary Equipment in the ordinary course of its business);

(g) (i) change its name, chief executive office, corporate offices, warehouses or other Collateral locations, or location of its records concerning the Collateral, (ii) the type of legal entity that it is, (iii) its organization identification number, if any, issued by its state of incorporation or organization, or (iv) its state of incorporation or organization, or acquire, lease or use any real estate after the Closing Date (except as contemplated by Section 7.19(a) of the Purchase Agreement) without such Person, in each instance, giving thirty (30) days prior written notice thereof to Lender and taking all actions deemed necessary or appropriate by Lender to continuously protect and perfect Lender’s Liens upon the Collateral;

(j) make or permit any Restricted Payment other than (i) distributions by Borrower to Holdings to permit Holdings to pay franchise taxes; (ii) other distributions by Borrower to Holdings or by Holdings to its members contemplated by the Purchase Agreement, and other payments in connection with the maintenance of its existence or other legal, tax or accounting matters and to enable Holdings or its members to pay their taxes and (iii) Restricted Payments by a Subsidiary of the Borrower to the Borrower.

(k) from and after the Closing Date, Holdings shall engage in no business and have no assets other than (i) owning the Stock of, and to the extent otherwise permitted hereunder, other investments in and transactions with, the Borrower and PathConnect; (ii) the ownership of intellectual property used in the business of Holdings and its Subsidiaries; and (iii) the entering into, and the performance of its obligations under this Agreement, the Purchase Agreement and the other Loan Documents to which it is a party, and in each case, activities incidental thereto. Notwithstanding the foregoing, Holdings may engage in activities incidental to (i) the maintenance of its limited liability company existence in compliance with applicable law, and (ii) legal, tax and accounting matters in connection with any of the foregoing activities.

6.	SECURITY INTEREST

6.1 Grant of Security Interest. (a) As collateral security for the prompt and complete payment and performance of the Obligations, each of the Borrower and any other Credit Party executing this Agreement hereby grants to the Lender a security interest in and Lien upon all of its property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title, or interest, including all of the following property in which it now has or at any time in the future may acquire any right, title or interest: all Accounts; all Deposit Accounts, all other bank accounts and all funds on deposit therein; all money, cash and Cash Equivalents; all Investment Property; all Stock; all Goods (including Inventory, Equipment and Fixtures); all Chattel Paper, Documents and Instruments; all Books and Records; all General Intangibles; (including all Intellectual Property, contract rights, choses in action, Payment Intangibles and Software); all Letter-of-Credit Rights; all Supporting Obligations; and to the extent not otherwise included, all Proceeds, tort claims, insurance claims and other rights to payment not otherwise included in the foregoing and products of all and any of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of, each of the foregoing, but excluding in all events (i) Hazardous Waste and (ii) any equity interests of a Foreign Entity to the extent the Collateral (as hereafter defined) would include more than 65% of the equity interests of such Foreign Entity entitled to vote (all of the foregoing, together with any other collateral pledged to the Lender pursuant to any other Loan Document, collectively, the “Collateral”).

(b) Borrower, Lender and each other Credit Party executing this Agreement agree that this Agreement creates, and is intended to create, valid and continuing Liens upon the Collateral in favor of Lender. Borrower and each other Credit Party executing this Agreement represents, warrants and promises to Lender that: (i) Borrower and each other Credit Party granting a Lien in Collateral has rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien pursuant to the Loan Documents, free and clear of any and all Liens or claims of others, other than Permitted Encumbrances; (ii) the security interests granted pursuant to this Agreement, upon completion of the filings and other actions listed on Disclosure Schedule (6.1) (which, in the case of all filings and other documents referred to in said Schedule, have been delivered to the Lender in duly executed form) will constitute valid perfected security interests in all of the Collateral (except the Deposit Accounts and other bank accounts) in favor of the Lender as security for the prompt and complete payment and performance of the Obligations, enforceable in accordance with the terms hereof against any and all creditors of and purchasers from any Credit Party (other than purchasers of Inventory in the ordinary course of business) and such security interests are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Encumbrances that have priority by operation of law; and (iii) no effective security agreement, mortgage, deed of trust, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Encumbrances. Borrower and each other Credit Party executing this Agreement promise to defend the right, title and interest of Lender in and to the Collateral against the claims and demands of all Persons whomsoever, and each shall take such actions, including (w) all actions necessary to grant Lender “control” of any Investment Property, Letter-of-Credit Rights or electronic Chattel Paper owned by such Credit Party, with any agreements establishing control to be in form and substance satisfactory to Lender, (x) the prompt delivery of all original Instruments, Chattel Paper and certificated Stock owned by Borrower and each other Credit Party granting a Lien on Collateral to Lender, (y) notification of Lender’s interest in Collateral at Lender’s request, and (z) the institution of litigation against third parties as shall be prudent in order to protect and preserve each Credit Party’s and Lender’s respective and several interests in the Collateral. Borrower (and any other Credit Party granting a Lien in Collateral) shall mark its Books and Records pertaining to the Collateral to evidence the Loan Documents and the Liens granted under the Loan Documents. If any Credit Party retains possession of any Chattel Paper or Instrument with Lender’s consent, such Chattel Paper and Instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Blyth VSH Acquisition Corporation” Each Credit Party executing this Agreement shall promptly, and in any event within two (2) Business Days after the same is acquired by it, notify Lender of any commercial tort claim (as defined in the Code) acquired by it and unless otherwise consented by Lender, such Credit Party shall enter into a supplement to this Loan Agreement granting to Lender a Lien in such commercial tort claim. Notwithstanding anything to the contrary contained herein, Lender acknowledges and agrees that (i) the Credit Parties shall have no obligation to enter into control agreements or other cash management documentation with respect to Deposit Accounts and other bank accounts and (ii) no actions shall be required in respect of the Collateral under the laws of any foreign jurisdiction.

6.2 Lender’s Rights. (a) Lender may, (i) at any time during the continuance of an Event of Default in Lender’s own name or in the name of Borrower, communicate with Account Debtors, parties to Contracts, and obligors in respect of Instruments, Chattel Paper or other Collateral to verify to Lender’s satisfaction, the existence, amount and terms of, and any other matter relating to, Accounts, Payment Intangibles, Instruments, Chattel Paper or other Collateral, and (ii) at any time after an Event of Default has occurred and is continuing and without prior notice to any Credit Party, notify Account Debtors and other Persons obligated on any Collateral that Lender has a security interest therein and that payments shall be made directly to Lender. Upon the request of Lender, Borrower shall so notify such Account Debtors, parties to Contracts, and obligors in respect of Instruments, Chattel Paper or other Collateral. Borrower hereby constitutes Lender or Lender’s designee as Borrower’s attorney with power to endorse Borrower’s name upon any notes, acceptance drafts, money orders or other evidences of payment or Collateral.

(b) Borrower shall remain liable under each Contract, Instrument and License to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and Lender shall have no obligation or liability whatsoever to any Person under any Contract, Instrument or License (between any Credit Party and any Person other than Lender) by reason of or arising out of the execution, delivery or performance of this Agreement, and Lender shall not be required or obligated in any manner (i) to perform or fulfill any of the obligations of Borrower, (ii) to make any payment or inquiry, or (iii) to take any action of any kind to collect, compromise or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times under or pursuant to any Contract, Instrument or License.

(c) Borrower and each other Credit Party shall, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Lender shall have access at any and all times): (i) provide access to such property to Lender and any of its officers, employees and agents, as frequently as Lender determines to be appropriate; (ii) permit Lender and any of its officers, employees and agents to inspect, audit and make extracts and copies (or take originals if reasonably necessary) from all of Borrower’s and such Credit Party’s Books and Records; and (iii) permit Lender to inspect, review, evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any medium that Lender considers advisable, and Borrower and such Credit Party agree to render to Lender, at Borrower’s and such Credit Party’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.

(d) After the occurrence and during the continuance of an Event of Default, Borrower, at its own expense, shall cause the certified public accountant then engaged by Borrower to prepare and deliver to Lender at any time and from time to time, promptly upon Lender’s request, the following reports: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) test verifications of such Accounts as Lender may request. Borrower, at its own expense, shall cause its certified independent public accountants to deliver to Lender the results of any physical verifications of all or any portion of the Inventory made or observed by such accountants when and if such verification is conducted. Lender shall be permitted to observe and consult with Borrower’s accountants in the performance of these tasks.

6.3 Lender’s Appointment as Attorney-in-fact. On the Closing Date, Borrower and each other Credit Party executing this Agreement shall execute and deliver a Power of Attorney in the form attached as Exhibit E. The power of attorney granted pursuant to the Power of Attorney and all powers granted under any Loan Document are powers coupled with an interest and shall be irrevocable until the Termination Date. The powers conferred on Lender under the Power of Attorney are solely to protect Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender agrees not to exercise any power or authority granted under the Power of Attorney unless an Event of Default has occurred and is continuing. Borrower and each other Credit Party executing this Agreement also hereby (i) authorizes Lender to file any financing statements, continuation statements or amendments thereto that (x) indicate the Collateral (1) as all assets of such Credit Party (or any portion of such Credit Party’s assets) or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code of such jurisdiction, or (2) as being of an equal or lesser scope or with greater detail, and (y) contain any other information required by Part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment and (ii) ratifies its authorization for Lender to have filed any initial financial statements, or amendments thereto if filed prior to the date hereof. Borrower and each other Credit Party executing this Agreement acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of Lender and agrees that it will not do so without the prior written consent of Lender, subject to such Credit Party’s rights under Section 9-509(d)(2) of the Code.

6.4 Grant of License to Use Intellectual Property Collateral. Borrower and each other Credit Party executing this Agreement hereby grants to Lender an irrevocable, non-exclusive license (exercisable upon the occurrence and during the continuance of an Event of Default without payment of royalty or other compensation to Borrower or such Credit Party) to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by Borrower or such Credit Party, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, and represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person; provided, that such license will terminate on the Termination Date.

7.	EVENTS OF DEFAULT: RIGHTS AND REMEDIES

7.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder which shall be deemed to be continuing until waived in writing by Lender in accordance with Section 9.3:

(a) Borrower shall fail to make any payment in respect of any Obligations when due and payable or declared due and payable; or

(b) any Credit Party (i) shall fail or neglect to perform, keep or observe any of the covenants, promises, agreements, requirements, conditions or other terms or provisions contained in Article 5 this Agreement or Schedule D hereto or (ii) shall fail or neglect to perform, keep or observe any other covenants, promises, agreements, requirements, conditions or other terms or provisions contained in this Agreement or any of the other Loan Documents and, in the case of this clause (ii), such failure continues unremedied for a period of thirty (30) days therefrom; or

(c) an event of default shall occur under any Contractual Obligation of any Credit Party (other than this Agreement and the other Loan Documents), and such event of default (i) involves the failure to make any payment (whether or not such payment is blocked pursuant to the terms of an intercreditor agreement or otherwise), whether of principal, interest or otherwise, and whether due by scheduled maturity, required prepayment, acceleration, demand or otherwise, in respect of any Indebtedness (other than the Obligations) of such Person in an aggregate amount exceeding the Minimum Actionable Amount, or (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness, or a portion thereof, in an aggregate amount exceeding the Minimum Actionable Amount to become due prior to its stated maturity or prior to its regularly scheduled date of payment; or

(d) any representation or warranty in this Agreement or any other Loan Document, or in any written statement pursuant hereto or thereto, or in any report, financial statement or certificate made or delivered to Lender by any Credit Party shall be untrue or incorrect in any material respect as of the date when made or deemed made, except (i) to the extent that any such representation or warranty is expressly stated to relate to a specific earlier date, in which case, such representation and warranty shall be true and correct in all material respects as of such earlier date and (ii) to the extent that any such representation or warranty (including the representations and warranties referred to in clause (i)) is qualified by materiality, such representation and warranty shall be true and correct in all respects; or

(e) there shall be commenced against any Credit Party any Litigation seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that remains unstayed or undismissed for forty five (45) consecutive days; or any Credit Party shall have concealed, removed or permitted to be concealed or removed, any part of its property with intent to hinder, delay or defraud any of its creditors or made or suffered a transfer of any of its property or the incurring of an obligation that may be fraudulent under any bankruptcy, fraudulent transfer or other similar law; or

(f) a case or proceeding shall have been commenced involuntarily against any Credit Party in a court having competent jurisdiction seeking a decree or order: (i) under the United States Bankruptcy Code or any other applicable Federal, state or foreign bankruptcy or other similar law, and seeking either (x) the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Person or of any substantial part of its properties, or (y) the reorganization or winding up or liquidation of the affairs of any such Person, and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or (ii) invalidating or denying any Person’s right, power, or competence to enter into or perform any of its obligations under any Loan Document or invalidating or denying the validity or enforceability of this Agreement or any other Loan Document or any action taken hereunder or thereunder; or

(g) any Credit Party shall (i) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it or seeking appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for it or any substantial part of its properties, (ii) make a general assignment for the benefit of creditors, (iii) consent to or take any action in furtherance of, or, indicating its consent to, approval of, or acquiescence in, any of the acts set forth in paragraphs (e) or (f) of this Section 7.1 or clauses (i) and (ii) of this paragraph (g), or (iv) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due; or

(h) a final judgment or judgments for the payment of money in excess of the Minimum Actionable Amount in the aggregate shall be rendered against any Credit Party, unless the same shall be (i) fully covered by insurance and the issuer(s) of the applicable policies shall have acknowledged full coverage in writing within forty five (45) days of judgment, or (ii) vacated, stayed, bonded, paid or discharged within a period of forty five (45) days from the date of such judgment; or

(i) any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms, or any Lien granted, or intended by the Loan Documents to be granted, to Lender shall cease to be a valid and perfected Lien having the first priority (or a lesser priority if expressly permitted in the Loan Documents) in any of the Collateral (or any Credit Party shall so assert any of the foregoing); or

(k) a Change of Control shall have occurred with respect to any Credit Party; or

(1) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred and are then continuing, could reasonably be expected to result in liability of any Credit Party in an aggregate amount exceeding the Minimum Actionable Amount.

7.2 Remedies. (a) If any Default shall have occurred and be continuing, then Lender may terminate or suspend its obligation to make further Revolving Credit Advances. In addition, if any Event of Default shall have occurred and be continuing, Lender may, without notice, take any one or more of the following actions: (i) declare all or any portion of the Obligations to be forthwith due and payable, whereupon such Obligations shall become and be due and payable; or (ii) exercise any rights and remedies provided to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of any Event of Default specified in Sections 7.1 (e), (f) or (g), the Obligations shall become immediately due and payable (and any obligation of Lender to make further Loans, if not previously terminated, shall immediately be terminated) without declaration, notice or demand by Lender.

(b) Without limiting the generality of the foregoing, Borrower and each other Credit Party executing this Agreement expressly agrees that upon the occurrence of any Event of Default, Lender may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Lender shall have the right upon any such public sale, to the extent permitted by law, to purchase for the benefit of Lender the whole or any part of said Collateral so sold, free of any right of equity of redemption, which equity of redemption Borrower and each other Credit Party executing this Agreement hereby releases. Such sales may be adjourned, or continued from time to time with or without notice. Lender shall have the right to conduct such sales on any Credit Party’s premises or elsewhere and shall have the right to use any Credit Party’s premises without rent or other charge for such sales or other action with respect to the Collateral for such time as Lender deems necessary or advisable.

(c) Upon the occurrence and during the continuance of an Event of Default and at Lender’s request, Borrower and each other Credit Party executing this Agreement agrees to assemble the Collateral and make it available to Lender at places that Lender shall reasonably select, whether at its premises or elsewhere, Until Lender is able to effect a sale, lease, or other disposition of the Collateral, Lender shall have the right to complete, assemble, use or operate the Collateral or any part thereof, to the extent that Lender deems appropriate, for the purpose of preserving such Collateral or its value or for any other purpose. Lender shall have no obligation to any Credit Party to maintain or preserve the rights of any Credit Party as against third parties with respect to any Collateral while such Collateral is in the possession of Lender. Lender may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of Lender’s remedies with respect thereto without prior notice or hearing. To the maximum extent permitted by applicable law, Borrower and each other Credit Party executing this Agreement waives all claims, damages, and demands against Lender, its Affiliates, agents, and the officers and employees of any of them arising out of the repossession, retention or sale of any Collateral except such as are determined in a final judgment by a court of competent jurisdiction to have arisen solely out of the gross negligence or willful misconduct of such Person. Borrower and each other Credit Party executing this Agreement agrees that ten (10) days’ prior notice by Lender to such Credit Party of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. Borrower and each other Credit Party shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Lender is entitled.

(d) Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Lender may have under any Loan Document or at law or in equity. Recourse to the

Collateral shall not be required. All provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited, to the extent necessary, so that they do not render this Agreement invalid or unenforceable, in whole or in part.

7.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, Borrower and each other Credit Party executing this Agreement waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents, the Notes or any other notes, commercial paper, Accounts, Contracts, Documents, Instruments, Chattel Paper and guaranties at any time held by Lender on which such Credit Party may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard; (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, any Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws. Borrower and each other Credit Party executing this Agreement acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Loan Documents and the transactions evidenced hereby and thereby.

7.4 Proceeds. The Proceeds of any sale, disposition or other realization upon any Collateral shall be applied by Lender upon receipt to the Obligations in such order as Lender may deem advisable in its sole discretion and after the indefeasible payment and satisfaction in full in cash of all of the Obligations, and after the payment by Lender of any other amount required by any provision of law, including Sections 9-608(a)(l) and 9-615(a)(3) of the Code (but only after Lender has received what Lender considers reasonable proof of a subordinate party’s security interest), the surplus, if any, shall be paid to Borrower or its representatives or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

8.	SUCCESSORS AND ASSIGNS

Each Loan Document shall be binding on and shall inure to the benefit of Borrower and each other Credit Party executing such Loan Document, Lender, and their respective successors and assigns, except as otherwise provided herein or therein. Neither Borrower nor any other Credit Party may assign, transfer, hypothecate, delegate or otherwise convey its rights, benefits, obligations or duties under any Loan Document without the prior express written consent of Lender. Any such purported conveyance by Borrower or such Credit Party without the prior express written consent of Lender shall be void. There shall be no third party beneficiaries of any of the terms and provisions of any of the Loan Documents. Lender reserves the right at any time to create and sell participations in the Loans and the Loan Documents and to sell, transfer or assign any or ail of its rights in the Loans and under the Loan Documents.

9.	MISCELLANEOUS

9.1 Complete Agreement; Modification of Agreement. This Agreement and the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede all prior agreements, commitments, understandings or inducements (oral or written, expressed or implied). No Loan Document may be modified, altered or amended except by a written agreement signed by Lender, and each other Credit Party a party to such Loan Document. Borrower and each other Credit Party executing this Agreement or any other Loan Document shall have all duties and obligations under this Agreement and such other Loan Documents from the date of its execution and delivery, regardless of whether the initial Revolving Credit Loan has been funded at that time.

9.2 Expenses. Each party agrees to pay its own costs and expenses (including the fees and expenses of all counsel, advisors, consultants (including environmental and management consultants) and auditors retained in connection therewith) incurred in connection with the preparation, negotiation, execution, delivery, performance and enforcement of the Loan Documents and the preservation of any rights thereunder. Notwithstanding the foregoing,

Borrower agrees to pay or reimburse Lender for all costs and expenses incurred in connection with (i) collection, including deficiency collections; (ii) any amendment, waiver or other modification with respect to any Loan Document or advice in connection with the administration of the Revolving Credit Loans or the rights thereunder; (iii) any litigation, dispute, suit, proceeding or action (whether instituted by or between any combination of Lender, Borrower or any other Person), and an appeal or review thereof, in any way relating to the Collateral, any Loan Document, or any action taken or any other agreements to be executed or delivered in connection therewith, whether as a party, witness or otherwise; and (iv) any effort (A) to monitor the Revolving Credit Loans, (B) to evaluate, observe or assess any Credit Party or the affairs of such Person, and (C) to verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of the Collateral.

9.3 No Waiver. Neither Lender’s failure, at any time, to require strict performance by any Credit Party of any provision of any Loan Document, nor Lender’s failure to exercise, nor any delay in exercising, any right, power or privilege hereunder, shall operate as a waiver thereof or waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or future exercise thereof or the exercise of any other right, power or privilege. Any suspension or waiver of a Default or other provision under the Loan Documents shall not suspend, waive or affect any other Default or other provision under any Loan Document, and shall not be construed as a bar to any right or remedy that Lender would otherwise have had on any future occasion. None of the undertakings, indemnities, agreements, warranties, covenants and representations of any Credit Party to Lender contained in any Loan Document and no Default by any Credit Party under any Loan Document shall be deemed to have been suspended or waived by Lender, unless such waiver or suspension is by an instrument in writing signed by an officer or other authorized employee of Lender and directed to Borrower specifying such suspension or waiver (and then such waiver shall be effective only to the extent therein expressly set forth), and Lender shall not, by any act (other than execution of a formal written waiver), delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder.

9.4 Severability; Section Titles. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of any Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such Loan Document. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under the Loan Documents shall in any way affect or impair the Obligations, duties, covenants, representations and warranties, indemnities, and liabilities of any Credit Party or the rights of Lender relating to any unpaid Obligation, (due or not due, liquidated, contingent or unliquidated), or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is not required until after the Commitment Termination Date, all of which shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that all indemnity obligations of the Credit Parties under the Loan Documents shall survive the Termination Date. The Section titles contained in any Loan Document are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

9.5 Authorized Signature. Until Lender shall be notified in writing by any Credit Party to the contrary, the signature upon any document or instrument delivered pursuant hereto and believed by Lender or any of Lender’s officers, agents, or employees to be that of an officer of Borrower or such other Credit Party shall bind Borrower and such other Credit Party and be deemed to be the act of Borrower or such other Credit Party affixed pursuant to and in accordance with resolutions duly adopted by Borrower’s or such other Credit Party’s Board of Directors, and Lender shall be entitled to assume the authority of each signature and authority of the person whose signature it is or appears to be unless the person acting in reliance thereon shall have actual knowledge to the contrary.

9.6 Notices. Except as otherwise provided herein, whenever any notice, demand, request or other communication shall or may be given to or served upon any party by any other party, or whenever any party desires to give or serve upon any other party any communication with respect to this Agreement, each such communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 9.6), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when hand-delivered, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Schedule B or to such other address (or facsimile number) as may be substituted by notice given as herein provided. Failure or delay in delivering copies of any such communication to any Person (other than Borrower or Lender) designated in Schedule B to receive copies shall in no way adversely affect the effectiveness of such communication.

9.7 Counterparts. Any Loan Document may be authenticated in any number of separate counterparts by any one or more of the parties thereto, and all of said counterparts taken together shall constitute one and the same instrument. Any Loan Document may be authenticated by manual signature, facsimile or, if approved in writing by Lender, electronic means, all of which shall be equally valid.

9.8 Time of the Essence. Time is of the essence for performance of the Obligations under the Loan Documents.

9.9 GOVERNING LAW. THE LOAN DOCUMENTS AND THE OBLIGATIONS ARISING UNDER THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS.

9.10 SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. (A) BORROWER AND EACH OTHER CREDIT PARTY EXECUTING THIS AGREEMENT HEREBY CONSENT AND AGREE THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND SUCH CREDIT PARTY AND LENDER PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT LENDER, BORROWER AND SUCH CREDIT PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. BORROWER AND EACH OTHER CREDIT PARTY EXECUTING THIS AGREEMENT EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER AND SUCH CREDIT PARTY HEREBY WAIVE ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. BORROWER AND EACH OTHER CREDIT PARTY EXECUTING THIS AGREEMENT HEREBY WAIVE PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREE THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER OR SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN SCHEDULE B OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER’S OR SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

(B) THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN LENDER, BORROWER AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

9.11 Registry. The Credit Parties hereby designate Lender, and Lender agrees, to serve as the agent of the Credit Parties solely for purposes of this Section 9.11, to maintain a register at one of its offices (the “Register”) on which it will record each Revolving Credit Loan made by Lender pursuant to this Agreement and each repayment in respect of the principal amount thereof. Failure to make any such recordation, or any error in such recordation shall not affect the obligations of the Credit Parties in respect of any Revolving Credit Loan. With respect to Lender, the transfer of a Revolving Credit Loan (or any participation therein) and the rights to the principal of, and interest on, any Revolving Credit Loan shall not be effective until such transfer is recorded on the Register maintained by the Lender with respect to ownership of the Revolving Credit Loan. Prior to such recordation, all amounts owing to the transferor with respect to the Revolving Credit Loan shall remain owing to the transferor. The registration of an assignment or transfer of all or part of a Revolving Credit Loan shall be recorded by Lender on the Register only upon the acceptance by Lender of a properly executed and delivered assignment and assumption agreement pursuant to this Section 9.11. Coincident with the delivery of such an assignment and assumption agreement to Lender for acceptance and registration of assignment or transfer of all or part of a Revolving Credit Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Revolving Credit Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. The Credit Parties agree to indemnify Lender from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by Lender in performing its duties under this Section 9.11.

9.12 [Intentionally Omitted]

9.13 Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment of all or any part of the Obligations is rescinded or must otherwise be returned or restored by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Credit Party, or otherwise, all as though such payments had not been made.

9.14 PathConnect. Nothing in this Agreement or in any of the Loan Documents shall prohibit any Credit Party from divesting of PathConnect, and no Credit Party shall be in default under any Loan Document solely as a result of such divestiture. In furtherance of the foregoing, Lender will not be granted a security interest in the membership interests or any other assets of PathConnect, and PathConnect will not be a Credit Party under this Agreement. Any references in this Agreement or any Loan Document to Holdings’, Borrower’s or any Credit Party’s “consolidated” financials (including the Financial Statements) do not include PathConnect.

[Remainder of Page Intentionally Left Blank]

[LOAN AND SECURITY AGREEMENT]

IN WITNESS WHEREOF, this Loan and Security Agreement has been duly executed as of the date first written above.

FVA VENTURES, INC., as Borrower

By:	/s/ John Tolmie
Name:	John Tolmie
Title:	Secretary and Vice President – Finance and Administration

VISALUS HOLDINGS, LLC, as a Guarantor

By:	/s/ John Tolmie
Name:	John Tolmie
Title:	Secretary and Vice President – Finance and Administration

BLYTH VSH ACQUISITION CORPORATION, as Lender

By:	/s/ Michael S. Novins
Name:
Title: